Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

NEMAURA MEDICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or carry forward rule Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Common stock, par value $0.001 per share (1)	457(g)	4,796,206	$2.00(2)	$9,592,412	0.0001102	$1,057.08

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—				—	—	—	—

	Total Offering Amount					$9,592,412		$1,057.08

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$1,057.08

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transaction.

(2)	Based on the exercise price of the of $2.00 per share of Common Stock in accordance with Rule 457(g) under the Securities Act, as amended.